Exhibit 4.1

DIGERATI TECHNOLOGIES, INC.
2015 EQUITY COMPENSATION PLAN

SECTION 1.  Purpose.  The purposes of the Digerati Technologies, Inc. 2015 Equity Compensation Plan (the “Plan”) are to: (a) enable Digerati Technologies, Inc. and its subsidiaries and affiliates (collectively, the “Company”) to recruit and retain highly qualified directors, employees, contractors and consultants; (b) provide those directors, employees, contractors and consultants with an incentive for productivity; and (c) provide those directors, employees, contractors and consultants with an opportunity to share in the growth and value of the Company.

SECTION 2.  Definitions.  For purposes of the Plan, the following terms will have the meanings defined below, unless the context clearly requires a different meaning:

(a)        “Applicable Law” means the legal requirements relating to the administration of and issuance of securities under stock incentive plans, including, without limitation, the requirements of state corporations law, federal, state and foreign securities law, federal, state and foreign tax law, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted.

(b)        “Award” means an award of Options, Restricted Stock, Unrestricted Stock or Performance Awards made under this Plan.

(c)        “Award Agreement” means, with respect to any particular Award, the written document that sets forth the terms of that particular Award.

(d)        “Board” means the Board of Directors of the Company, as constituted from time to time.

(e)        “Cause” means (i) Participant’s refusal to comply with any lawful directive or policy of the Board which refusal is not cured by the Participant within 10 days of such written notice from the Company; (ii) the Company’s determination that, in the reasonable judgment of the Board, Participant has committed any act of dishonesty, embezzlement, unauthorized use or disclosure of confidential information or other intellectual property or trade secrets, common law fraud or other fraud against the Company; (iii) a material breach by the Participant of any written agreement with or any fiduciary duty owed to any Company; (iv) Participant’s conviction (or the entry of a plea of a nolo contendere or equivalent plea) in a court of competent jurisdiction of a felony or any misdemeanor involving material dishonesty or moral turpitude; or (v) Participant’s habitual or repeated misuse of, or habitual or repeated performance of Participant’s duties under the influence of, alcohol, illegally obtained prescription controlled substances or non-prescription controlled substances.  Notwithstanding the foregoing, if a Participant and the Company have entered into an employment agreement, consulting agreement or other similar agreement that specifically defines “cause,” then with respect to such Participant, “Cause” shall have the meaning defined in such other agreement.

(f)        “Change in Control” shall mean the occurrence of any of the following events occurring after the Effective Date: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total power to vote for the election of directors of the Company; (ii) during any 12-month period, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period of whose election or nomination for election was previously approved, cease for any reason to constitute a majority thereof; (iii) the merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); (iv) the sale or other disposition of all or substantially all of the assets of the Company; (v) a liquidation or dissolution of the Company; or (vi) acceptance by shareholders of the Company of shares in a share exchange if the shareholders of the Company immediately before such share exchange do not or will not own directly or indirectly immediately following such share exchange more than 50% of the combined voting power of the outstanding voting securities of the entity resulting from or surviving such share exchange in substantially the same proportion as their ownership of the voting securities outstanding immediately before such share exchange. Notwithstanding anything in the Plan or an Award Agreement to the contrary, if an Award is subject to Section 409A of the Code, no event that, but for the application of this paragraph, would be a Change in Control as defined in the Plan or the Award Agreement, as applicable, shall be a Change in Control unless such event is also a “change in control event” as defined in Section 409A of the Code.

(g)        “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(h)        “Committee” means the committee designated by the Board to administer the Plan under Section 3. To the extent required under Applicable Law, the Committee shall have at least two members and each member of the Committee shall be a Non-Employee Director and an Outside Director. At any time that the plan is administered by the Board, the term “Committee” shall mean the Board.

(i)        “Director” means a member of the Board.

(j)        “Disability” means a condition rendering a Participant Disabled.

(k)       “Disabled” will have the same meaning as set forth in Section 22(e)(3) of the Code.

(l)        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m)       “Fair Market Value” means, as of any date, the value of a Share determined as follows: (i) if the Shares are listed on any established stock exchange or a national market system, including, without limitation, the Nasdaq Global Select Market, the Fair Market Value of a Share will be the closing sales price for such stock as quoted on that system or exchange (or the system or exchange with the greatest volume of trading in Shares) at the close of regular hours trading on the day of determination; (ii) if the Shares are regularly quoted by recognized securities dealers but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for Shares at the close of regular hours trading on the day of determination; or (iii) if Shares are not traded as set forth above, the Fair Market Value will be determined in good faith by the Committee taking into consideration such factors as the Committee considers appropriate, such determination by the Committee to be final, conclusive and binding.  Notwithstanding the foregoing, in connection with a Change in Control, Fair Market Value shall be determined in good faith by the Committee, such determination by the Committee to be final conclusive and binding.

(n)        “Non-Employee Director” will have the meaning set forth in Rule 16b-3(b)(3)(i) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.

(o)        “Outside Director” means a member of the Board who meets the definition of an “outside director” under Section 162(m) of the Code.

(p)        “Option” means any option to purchase Shares (including an option to purchase Restricted Stock, if the Committee so determines) granted pursuant to Section 6 hereof.

(q)        “Participant” means a Director, employee, contractor, consultant or other service provider of or to the Company to whom an Award is granted.

(r)        “Performance Award” means any Award that, pursuant to Section 9, is granted, vested and/or settled upon the achievement of specified performance conditions.

(s)        “Performance Goals” means a goal that must be met by the end of a period specified by the Committee (but that is substantially uncertain of being met before the grant of the Award) based upon one or more of the following business criteria: (i) specified levels of or increases in pre-tax earnings, return on capital, equity measures/ratios (on a gross, net, pre-tax or post tax basis), including basic earnings per share, diluted earnings per share, total earnings (including total earnings as adjusted by the Committee at the time of the Award), operating earnings, earnings growth, earnings before interest and taxes, or EBIT, and earnings before interest, taxes, depreciation and amortization, or EBITDA (including EBIT or EBITDA as adjusted by the Committee at the time of the Award); (ii) total sales or sales growth; (iii) gross margin; (iv) customer service levels; (v) employee recruiting and development; (vi) advertising effectiveness; (vii) development of new markets; (viii) financial ratios; (ix) strategic initiatives; (x) improvement in or attainment of operating expense levels; (xi) improvement in or attainment of capital expense levels; (xii) the attainment of certain target levels of, or a specified increase in, operational cash flow; (xiii) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other specified offsets; (xiv) appreciation in and/or maintenance of certain target levels in the Fair Market Value; (xv) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of or rate of increase in all or a portion of specified expenses (xvi) individual objectives; and (xvii) any combination of the foregoing.  The Committee shall have discretion to determine the specific targets with respect to each of these categories of Performance Goals and may apply to the Company.

(t)        “Plan” means the Digerati Technologies, Inc. 2015 Equity Compensation Plan herein set forth, as amended from time to time.

(u)        “Restricted Stock” means Shares that are subject to restrictions pursuant to Section 7 hereof.

(v)        “Shares” means shares of the Company’s common stock, par value $0.001, subject to substitution or adjustment as provided in Section 4(c) hereof.

(w)        “Unrestricted Stock” means Shares that are not Restricted Stock.

SECTION 3.  Administration.

(a)        The Plan shall be administered by the Board or the Committee. The Committee shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum, and all determinations of the Committee shall be made by not less than a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote of its members at a meeting duly called and held.

(b)        Any action of the Committee in administering the Plan shall be final, conclusive and binding on all persons, including the Company, its Directors, employees, contractors and consultants, the Participants, persons claiming rights from or through Participants and stockholders of the Company. The Committee will have full authority to grant Awards under this Plan and determine the terms of such Awards.  Such authority will include the right to:

(i)         select the individuals to whom Awards are granted (consistent with the eligibility conditions set forth in Section 5);

(ii)        determine the type of Award to be granted;

(iii)       determine the number of Shares, if any, to be covered by each Award;

(iv)       establish the terms and conditions of each Award;

(v)         subject to Section 9, establish the performance conditions relevant to any Award and certify whether such performance conditions have been satisfied;

(vi)        approving forms of agreements (including Award Agreements) for use under the Plan;

(vii)       determine whether and under what circumstances an Award may be settled in cash;

(viii)      determine whether and under what circumstances an Option may be exercised without a payment of cash under Section 6(d);

(ix)         accelerate the vesting or exercisability of an Award and to modify or amend each Award, subject to Section 10; and

(x)          extend the period of time for which an Option is to remain exercisable following a Participant’s termination of service to the Company from the limited period otherwise in effect for that Option to such greater period of time as the Committee deems appropriate, but in no event beyond the expiration of the term of the Option.

(c)        The Committee will have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it, from time to time, deems advisable; to establish the terms and form of each Award Agreement; to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement); and to otherwise supervise the administration of the Plan.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it deems necessary to carry out the intent of the Plan.

(d)        The Committee may delegate to one or more officers of the Company the authority to grant Awards to Participants who are not subject to the requirements of Section 16 of the Exchange Act or Section 162(m) of the Code and the rules and regulations thereunder, provided that the Committee shall have fixed the total number of Shares subject to such delegation.  Any such delegation shall be subject to Applicable Laws.  The Committee may revoke any such allocation or delegation at any time for any reason with or without prior notice.

(e)        All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons.

(f)        No Director will be liable for any good faith determination, act or omission in connection with the Plan or any Award.

SECTION 4.  Shares Subject to the Plan.

(a)        Shares Subject to the Plan.  Subject to adjustment as provided in Section 4(c) of the Plan, the maximum number of Shares that may be issued in respect of Awards under the Plan is 7,500,000 Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares or treasury Shares. Any Shares issued by the Company through the assumption or substitution of outstanding grants in connection with the acquisition of another entity shall not reduce the maximum number of Shares available for delivery under the Plan.

(b)        Effect of the Expiration or Termination of Awards.  If and to the extent that an Option expires, terminates or is canceled or forfeited for any reason without having been exercised in full, the Shares associated with that Option will again become available for grant under the Plan.  Similarly, if and to the extent an Award of Restricted Stock is canceled or forfeited for any reason, the Shares subject to that Award will again become available for grant under the Plan.  Shares withheld in settlement of a tax withholding obligation associated with an Award, or in satisfaction of the exercise price payable upon exercise of an Option, will not become available for grant under the Plan.

(c)        Other Adjustment.  In the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, stock dividend, dividend in kind, or other like change in capital structure (other than ordinary cash dividends) to shareholders of the Company, or other similar corporate event or transaction affecting the Shares, the Committee, to prevent dilution or enlargement of Participants’ rights under the Plan, shall, in such manner as it may deem equitable, substitute or adjust, in its sole discretion, the number and kind of shares that may be issued under the Plan or under any outstanding Awards, the number and kind of shares subject to outstanding Awards, the exercise price, grant price or purchase price applicable to outstanding Awards, and/or any other affected terms and conditions of this Plan or outstanding Awards.  The Committee shall not make any adjustment that would adversely affect the status of any Award that is “performance-based compensation” under Section 162(m) of the Code.

(d)        Change in Control.  Notwithstanding anything to the contrary set forth in the Plan, upon any Change in Control, the Committee may, in its sole and absolute discretion and without the need for the consent of any Participant, take one or more of the following actions contingent upon the occurrence of that Change in Control:

(i)        cause any or all outstanding Awards to become vested and immediately exercisable (as applicable), in whole or in part;

(ii)       cause any outstanding Option to become fully vested and immediately exercisable for a reasonable period in advance of the Change in Control and, to the extent not exercised prior to that Change in Control, cancel that Option upon closing of the Change in Control;

(iii)        cancel any unvested Award or unvested portion thereof, with or without consideration;

(iv)        cancel any Award in exchange for a substitute award;

(v)         redeem any Restricted Stock for cash and/or other substitute consideration with value equal to Fair Market Value of an unrestricted Share on the date of the Change in Control;

(vi)        remove or deem satisfied any restriction on Shares of Restricted Stock;

(vii)       cancel any Option in exchange for cash and/or other substitute consideration with a value equal to: (A) the number of Shares subject to that Option, multiplied by (B) the difference, if any, between the Fair Market Value per Share on the date of the Change in Control and the exercise price of that Option; provided, that if the Fair Market Value per Share on the date of the Change in Control does not exceed the exercise price of any such Option, the Committee may cancel that Option without any payment of consideration therefor;

(viii)       take such other action as the Committee shall determine to be reasonable under the circumstances; and/or

(ix)         notwithstanding any provision of this Section 4(d), in the case of any Award subject to Section 409A of the Code, such Award shall vest and be distributed only in accordance with the terms of the applicable Award Agreement and the Committee shall only be permitted to use discretion to the extent that such discretion would be permitted under Section 409A of the Code.

(e)        In the discretion of the Committee, any cash or substitute consideration payable upon cancellation of an Award may be subjected to (i) vesting terms substantially identical to those that applied to the cancelled Award immediately prior to the Change in Control, or (ii) earn-out, escrow, holdback or similar arrangements, to the extent such arrangements are applicable to any consideration paid to stockholders in connection with the Change in Control.

SECTION 5.  Eligibility.  Directors, employees, contractors and consultants, and other individuals who provide services to the Company and its divisions and subsidiaries are eligible to be granted Awards under the Plan. A Participant who has been granted an Option hereunder may be granted additional Options, Shares of Restricted Stock or Unrestricted Stock, Performance Awards, or any combination thereof, if the Committee shall so determines.

SECTION 6.  Options.  Options granted under the Plan shall are not intended to be and shall not be Incentive Stock Options within the meaning of Section 422 of the Code. Any Option granted under the Plan will be in such form as the Committee may at the time of such grant approve. The Award Agreement evidencing any Option will incorporate the following terms and conditions and will contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee deems appropriate in its sole and absolute discretion:

(a)        Option Price.  The exercise price per Share under an Option will be determined by the Committee and will not be less than 100% of the Fair Market Value of a Share on the date of the grant.

(b)        Option Term.  The term of each Option will be fixed by the Committee, but no Option will be exercisable more than 10 years after the date the Option is granted.  No Option may be exercised after expiration of the term of the Option.

(c)        Exercisability.  Options will vest and be exercisable at such time or times and subject to such terms and conditions as determined by the Committee.

(d)        Method of Exercise.  Subject to the terms of the applicable Award Agreement, the exercisability provisions of Section 6(c) and the termination provisions of Section 6(e), Options may be exercised in whole or in part from time to time during their term by the delivery of written notice to the Company specifying the number of Shares to be purchased.  Such notice will be accompanied by payment in full of the purchase price, either by certified or bank check, or such other means as the Committee may accept.  The Committee may, in its sole discretion, permit payment of the exercise price of an Option in the form of previously acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised or through means of a “net settlement,” whereby the Option exercise price will not be due in cash and where the number of Shares issued upon such exercise will be equal to: (i) the product of (A) the number of Shares as to which the Option is then being exercised, and (B) the excess, if any, of (1) the then current Fair Market Value per Share over (2) the Option exercise price, divided by (ii) the then current Fair Market Value per Share. No Shares will be issued upon exercise of an Option until full payment therefor has been made.  A Participant will not have the right to distributions or dividends, to vote, or any other rights of a stockholder with respect to Shares subject to the Option until the Participant has given written notice of exercise, has paid in full for such Shares, if requested, has given the representation described in Section 16(a) hereof and fulfills such other conditions as may be set forth in the applicable Award Agreement.

(e)        Termination of Services.  Unless otherwise specified with respect to a particular Option in the applicable Award Agreement or otherwise determined by the Committee, any portion of an Option that is not exercisable upon termination of service will expire immediately and automatically upon such termination and any portion of an Option that is exercisable upon termination of service will expire on the date it ceases to be exercisable in accordance with this Section 6.

(i)        If a Participant’s service with the Company terminates by reason of death, any Option held by such Participant may thereafter be exercised, to the extent it was exercisable at the time of his or her death or on such accelerated basis as the Committee may determine at or after grant, by the legal representative of the estate or by the legatee of the Participant, for a period expiring (A) at such time as may be specified by the Committee at or after grant; (B) if not specified by the Committee , then 12 months from the date of death; or (C) if sooner than the applicable period specified under (A) or (B) above, upon the expiration of the stated term of such Option.

(ii)        If a Participant’s service with the Company terminates by reason of Disability, any Option held by such Participant may thereafter be exercised by the Participant or his personal representative, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Committee may determine at or after grant, for a period expiring (A) at such time as may be specified by the Committee at or after grant; (B) if not specified by the Committee, then 12 months from the date of termination of service; or (C) if sooner than the applicable period specified under (A) or (B) above, upon the expiration of the stated term of such Option.

(iii)        If a Participant’s service with the Company is terminated for Cause: (A) any Option, or portion thereof, not already exercised will be immediately and automatically forfeited as of the date of such termination; and (B) any Shares for which the Company has not yet delivered share certificates will be immediately and automatically forfeited and the Company will refund to the Participant the Option exercise price paid for such Shares, if any.

(iv)        If a Participant’s service with the Company terminates for any reason other than death, Disability or Cause, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Committee may determine at or after grant, for a period expiring (A) at such time as may be specified by the Committee at or after grant; (B) if not specified by the Committee, then 90 days from the date of termination of service; or (C) if sooner than the applicable period specified under (A) or (B) above, upon the expiration of the stated term of such Option.

SECTION 7.  Restricted Stock.

(a)        Issuance.  Restricted Stock may be issued either alone or in conjunction with other Awards.  The Committee will determine the time or times within which Restricted Stock may be subject to forfeiture, and all other conditions of such Awards.  The purchase price for Restricted Stock may, but need not, be zero.  The prospective recipient of an Award of Restricted Stock will not have any rights with respect to such Award, unless and until such recipient has delivered to the Company an executed Award Agreement and has otherwise complied with the applicable terms and conditions of such Award.

(b)        Certificates.  Upon the Award of Restricted Stock, the Committee may direct that a certificate or certificates representing the number of shares of Common Stock subject to such Award be issued to the Participant or placed in a restricted stock account (including an electronic account) with the transfer agent and in either case designating the Participant as the registered owner. The certificate(s) representing such shares shall be physically or electronically legended, as applicable, as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and if issued to the Participant, returned to the Company, to be held in escrow during the Restriction Period. As a condition to any Award of Restricted Stock, the Participant may be required to deliver to the Company a share power, endorsed in blank, relating to the Shares covered by such Award.

(c)        Restrictions and Conditions.  The Award Agreement evidencing the grant of any Restricted Stock will incorporate the following terms and conditions and such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee deems appropriate in its sole and absolute discretion:

(i)        During a period commencing with the date of an Award of Restricted Stock and ending at such time or times as specified by the Committee (the “Restriction Period”), the Participant will not be permitted to sell, transfer, pledge, assign or otherwise encumber Restricted Stock awarded under the Plan.  The Committee may condition the lapse of restrictions on Restricted Stock upon the continued employment or service of the recipient, the attainment of specified individual or corporate performance goals, or such other factors as the Committee may determine, in its sole and absolute discretion.

(ii)        While any Share of Restricted Stock remains subject to restriction, the Participant will have, with respect to the Restricted Stock, the right to vote the Shares, but will not have the right to receive any cash distributions or dividends prior to the lapse of the Restriction Period underlying such Shares unless otherwise provided under the applicable Award Agreement or as determined by the Committee.  If any cash distributions or dividends are payable with respect to the Restricted Stock, the Committee, in its sole discretion, may require the cash distributions or dividends to be subjected to the same Restriction Period as is applicable to the Restricted Stock with respect to which such amounts are paid, or, if the Committee so determines, reinvested in additional Restricted Stock to the extent Shares are available under Section 4(a) of the Plan.  A Participant shall not be entitled to interest with respect to any dividends or distributions subjected to the Restriction Period.  Any distributions or dividends paid in the form of securities with respect to Restricted Stock will be subject to the same terms and conditions as the Restricted Stock with respect to which they were paid, including, without limitation, the same Restriction Period.

(d)        Termination of Services.  Subject to the provisions of the applicable Award Agreement or as otherwise determined by the Committee, if a Participant’s service with the Company terminates for any reason prior to the expiration of the applicable Restriction Period, the Participant’s Restricted Stock that then remains subject to forfeiture will then be forfeited automatically. The foregoing notwithstanding, any Shares of Restricted Stock shall become free of all restriction if, during the Restriction Period, the Participant’s service with the Company terminates as a result of (i) the death or Disability of the Participant; (ii) the Participant retires after attaining the age of 59½ years of age and five years of continuous service with the Company.

SECTION 8.  Unrestricted Stock.  Unrestricted Stock may be issued either alone or in conjunction with other Awards.  Upon the Award of Unrestricted Stock, the Committee may direct that a certificate or certificates representing the number of Shares of Common Stock subject to such Award be issued to the Participant or placed in an unrestricted stock account (including an electronic account) with the transfer agent and in either case designating the Participant as the registered owner.

SECTION 9.  Performance Based Awards.

(a)        Performance Awards Generally.  The Committee may grant Performance Awards in accordance with this Section 9.  Performance Awards may be denominated as a number of Shares, or a specified number of other Awards, which may be earned upon achievement or satisfaction of such Performance Goals as may be specified by the Committee.  In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the vesting or settlement of the Award upon the achievement or satisfaction of such Performance Goals as may be specified by the Committee.

(b)        Adjustments to Performance Goals.  The Committee may provide, at the time Performance Goals are established, that adjustments will be made to those performance goals to take into account, in any objective manner specified by the Committee, the impact of one or more of the following: (i) gain or loss from all or certain claims and/or litigation and insurance recoveries; (ii) the impairment of tangible or intangible assets; (iii) stock-based compensation expense; (iv) restructuring activities reported in the Company’s public filings; (v) investments, dispositions or acquisitions; (vi) loss from the disposal of certain assets; (vii) gain or loss from the early extinguishment, redemption or repurchase of debt; (viii) changes in accounting principles; or (ix) any other item, event or circumstance that would not cause an Award to fail to constitute “qualified performance-based compensation” under Section 162(m) of the Code (to the extent such Award is intended to be “qualified performance-based compensation”).  An adjustment described in this Section may relate to the Company or to any subsidiary, division or other operational unit of the Company, as determined by the Committee at the time the performance goals are established.  Any adjustment shall be determined in accordance with generally accepted accounting principles and standards, unless such other objective method of measurement is designated by the committee at the time performance objectives are established.  In addition, adjustments will be made as necessary to any performance criteria related to the Company’s stock to reflect changes in corporate capitalization, including a recapitalization, stock split or combination, stock dividend, spin-off, merger, reorganization or other similar event or transaction affecting the Company’s equity.

(c)        Other Terms of Performance Awards.  The Committee may specify other terms pertinent to a Performance Award in the applicable Award Agreement, including terms relating to the treatment of that Award in the event of a Change in Control prior to the end of the applicable performance period.  The Participant shall not have any shareholder rights with respect to the Shares subject to a Performance Award until the Shares are actually issued thereunder.  Subject to the provisions of the applicable Award Agreement or as otherwise determined by the Committee, if a Participant’s service with the Company terminates prior to the Performance Award vesting, the Participant’s Performance Award or portion thereof that then remains subject to forfeiture will then be forfeited automatically.

SECTION 10.  Amendments and Termination.  The Board may amend, alter or discontinue the Plan at any time.  However, except as otherwise provided in Section 4, no amendment, alteration or discontinuation will be made which would impair the rights of a Participant with respect to an Award without that Participant’s consent.

SECTION 11.  Prohibition on Repricing Programs.  Neither the Committee nor the Board shall (i) implement any cancellation/re-grant program pursuant to which outstanding Options under the Plan are cancelled and new Options are granted in replacement with a lower exercise or base price per share; (ii) cancel outstanding Options under the Plan with exercise prices or base prices per share in excess of the then current Fair Market Value per Share for consideration payable in equity securities of the Company; or (iii) otherwise directly reduce the exercise price or base price in effect for outstanding Options under the Plan, without in each such instance obtaining shareholder approval.

SECTION 12.  Conditions Upon Grant of Awards and Issuance of Shares.

(a)        The implementation of the Plan, the grant of any Award and the issuance of Shares in connection with the issuance, exercise or vesting of any Award made under the Plan shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards made under the Plan and the Shares issuable pursuant to those Awards.

(b)        No Shares or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Applicable Law, including the filing and effectiveness of the Registration Statement on Form S-8 for the Shares issuable under the Plan and any interest in the Plan, and all applicable listing requirements of any stock exchange on which Shares are then listed for trading.

SECTION 13.  Limits on Transferability; Beneficiaries.  No Award or other right or interest of a Participant under the Plan shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any person, other than the Company, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution, and such Awards and rights shall be exercisable during the lifetime of the Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may, in its discretion, provide that Awards or other rights or interests of a Participant granted pursuant to the Plan be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members, to retirement plans and other accounts in the name and for the benefit of such Participant (and to the beneficiaries designated in such retirement plans), and to partnerships in which such family members are the only partners. The Committee may attach to such transferability feature such terms and conditions as it deems advisable. In addition, a Participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or a trust) to exercise the rights of the Participant, and to receive any distribution, with respect to any Award upon the death of the Participant. A beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.

SECTION 14.  Withholding.  No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the Participant will pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to such amount.  The minimum required withholding obligations may be settled with Shares, including Shares that are part of the Award that gives rise to the withholding requirement.  The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company will have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

SECTION 15.  Liability of Company.

(a)        Inability to Obtain Authority.  If the Company cannot, by the exercise of commercially reasonable efforts, obtain authority from any regulatory body having jurisdiction for the sale of any Shares under this Plan, and such authority is deemed by the Company’s counsel to be necessary to the lawful issuance of those Shares, the Company will be relieved of any liability for failing to issue or sell those Shares.

(b)        Grants Exceeding Allotted Shares.  If Shares subject to an Award exceed, as of the date of grant, the number of Shares which may be issued under the Plan without additional shareholder approval, that Award will be contingent with respect to such excess Shares, on the effectiveness under Applicable Law of a sufficient increase in the number of Shares subject to this Plan.

(c)        Rights of Participants and Beneficiaries.  The Company will pay all amounts payable under this Plan only to the applicable Participant, or beneficiaries entitled thereto pursuant to this Plan.  The Company will not be liable for the debts, contracts, or engagements of any Participant or his or her beneficiaries, and rights to cash payments under this Plan may not be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding while in the hands of the Company.

(d)        Tax Consequences.  The Company will not have any liability or other obligations relating to any tax consequence expected, but not realized, by any Participant or other person as a result of the grant, vesting, expiration, termination or exercise an Award under this Plan.

SECTION 16.  General Provisions.

(a)        The Board may require each Participant to represent to and agree with the Company in writing that the Participant is acquiring securities of the Company for investment purposes and without a view to distribution thereof and as to such other matters as the Board believes are appropriate.

(b)        All certificates for Shares or other securities delivered under the Plan will be subject to such share-transfer orders and other restrictions as the Board may deem advisable under the rules, regulations and other requirements of the Securities Act of 1933, as amended, the Exchange Act, any stock exchange upon which the Shares are then listed, and any other Applicable Law, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(c)        Nothing contained in the Plan will prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required.

(d)        Neither the adoption of the Plan nor the execution of any document in connection with the Plan will: (i) confer upon any employee or other service provider of the Company any right to continued employment or engagement with the Company; or (ii) interfere in any way with the right of the Company to terminate the employment or engagement of any of its employees or other service providers at any time.

(e)        Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

SECTION 17.  Effective Date of Plan.  The Plan will become effective on the date that it is adopted by the Board; provided, that any Award that would require the Plan to be approved by the Company’s stockholders under Applicable Law shall not be effective until the Plan is so approved.

SECTION 18.  Term of Plan.  Unless the Plan shall theretofore have been terminated in accordance with Section 10, the Plan shall terminate on November 9, 2025, and no Awards under the Plan shall thereafter be granted.

SECTION 19.  Invalid Provisions.  In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any Applicable Law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

SECTION 20.  Governing Law.  The Plan and all Awards granted hereunder will be governed by and construed in accordance with the laws and judicial decisions of the State of Nevada, without regard to the application of the principles of conflicts of laws.

SECTION 21.  Notices.  Any notice to be given to the Company pursuant to the provisions of this Plan must be given in writing and addressed, if to the Company, to its principal executive office to the attention of its Chief Financial Officer (or such other Person as the Company may designate in writing from time to time), and, if to a Participant, to the address contained in the Company’s personnel files, or at such other address as that Participant may hereafter designate in writing to the Company.  Any such notice will be deemed duly given: if delivered personally or via recognized overnight delivery service, on the date and at the time so delivered; if sent via telecopier or email, on the date and at the time telecopied or emailed with confirmation of delivery; or, if mailed, five days after the date of mailing by registered or certified mail.